SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

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[ ]Definitive Proxy Statement                     Commission Only (as permitted
[X]Definitive Additional Materials                by Rule 14a-6(e)(2))
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                              CENTRAL BANCORP, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

                          [Central Bancorp Letterhead]



                                September 6, 2002


                             YOUR VOTE IS IMPORTANT!

Dear Fellow Stockholder:

     A dissident stockholder group calling itself the PL Capital Group has sent you a proxy statement and a green proxy card. The principals of PL Capital are hedge fund operators from Naperville, Illinois who want to replace two of your Board's nominees for directors at the 2002 Annual Meeting with their own handpicked nominees.

          WE URGE YOU NOT TO RETURN PL  CAPITAL'S  GREEN CARD.  DO NOT VOTE
                      ---                                       -- ---
          FOR PL CAPITAL'S NOMINEES. HERE'S WHY.

     O    YOUR BOARD HAS PRODUCED A 94% FIRST QUARTER EARNINGS  INCREASE AND HAS
                                    --- ----- --------------------------
          GROWN "CORE  INCOME"(1) PER SHARE AT BETTER THAN A 15% COMPOUND ANNUAL
                                                             -------------------
          GROWTH RATE SINCE FISCAL 1999.
          -----------

     O    YOUR  BOARD HAS  PRODUCED A NEARLY  90% TOTAL  RETURN TO  STOCKHOLDERS
                                              -----------------
          (ASSUMING REINVESTMENT OF DIVIDENDS) OVER THE PAST FIVE FISCAL YEARS, AND A 29% STOCK PRICE INCREASE IN JUST THE PAST 12 MONTHS, HANDILY
                --------------------------
          OUTPERFORMING  THE S&P  500  AND THE  NASDAQ  BANK  INDEX  OVER  THESE
          PERIODS.

     O YOUR BOARD'S NOMINEES FOR DIRECTORS HAVE THE LOCAL COMMUNITY BANKING AND REAL ESTATE EXPERIENCE THAT HAS BEEN CRITICAL TO CENTRAL'S SUCCESS.

     O YOUR BOARD IS COMMITTED TO BUILDING STOCKHOLDER VALUE BY GROWING EARNINGS. NOW IS NOT THE TIME TO SELL YOUR COMPANY.
                           ---

                DON'T GIVE BOARD SEATS TO SHORT-TERM SPECULATORS
                           WITH A SINGLE-ISSUE AGENDA

     The members of the PL Capital Group appear to have been stockholders only beginning in 2001 when they began accumulating shares through an offshore entity and their other investment vehicles. Although PL Capital claims that their nominees will be open to all methods of maximizing stockholder value, they have been calling for a sale of your Company since they filed their initial Schedule 13D in July 2001.

     In the Board's opinion, a sale at this time would not maximize stockholder value since it would not reflect the possible future benefits from the strategic initiatives the Board has put in place and that, as

--------
(1) Core income per share was as follows: FY99-$1.15; FY00-$1.54; FY01-$1.55; FY02-$1.78. For purposes of this calculation, we have used core income as defined by SNL Financial, the same source cited by PL Capital as a leading provider of financial data. SNL Financial defines core income as net income before extraordinary items less the after-tax portion of non-recurring items and the gain on sale of items except loans at an assumed tax rate of 35%.

described in this letter, are producing results. Moreover, we believe that the presence of a single-issue faction on your Board would be highly disruptive and could jeopardize our ability to continue to build long-term value for stockholders.

     DON'T BE MISLED BY PL CAPITAL'S SELECTIVE ANALYSIS OF OUR FINANCIAL RESULTS. PL Capital tries to make an issue of the Bank's deposit growth even as our loans have grown 59% and our assets have grown 46% over the past five fiscal years. In their proxy materials, PL Capital claims that earnings per share have grown very slowly from 1998 to 2002. PL Capital, however, ignores the fact that Central's results of operations for fiscal 1998 included a $1.1 million net gain on securities sales while earnings for the most recent fiscal year included $150,000 in net securities losses. If they looked at Central's "core income," as financial publications such as SNL Financial's Thrift Investor do, they would see that Central's core income per share has grown 47% since fiscal 1998 and has grown at better than a 15% compound annual growth rate since fiscal 1999.

     STOCKHOLDERS SHOULD CONSIDER PL CAPITAL'S TRACK RECORD. For example, PL Capital previously nominated its own slate for election to the board of Haven Bancorp. In preliminary proxy materials filed with the SEC on March 30, 2000, PL Capital predicted that Haven would be worth $22 to $27 per share in a merger. On June 27, 2000, after PL Capital's nominees (including one of their current nominees for your Board) had been given board seats, Haven agreed to a merger in which its shares were valued at only $18.85 per share, over $3.00 a share less than the low end of PL Capital's range!

         YOUR BOARD HAS EARNED YOUR SUPPORT THROUGH PERFORMANCE

     YOUR  BOARD'S  STRATEGY  TO ENHANCE  CORE  PROFITABILITY  IS SHOWING  SOLID
RESULTS.

     o As shown in the Stock Performance Graph in our proxy statement, the total return on Central's common stock has outstripped the S&P 500 and the Nasdaq Bank Index over the past five years! For the twelve months ended August 31, 2002, our stock was up 29% from $24.80 to $32.01 per share while the S&P 500 was in negative territory.

     o First quarter earnings increased by 94% over the first quarter of fiscal 2002.

     o Core deposits (deposits other than time deposits) have increased by nearly 25% since March 31, 2000.

     o    Higher-yielding   commercial  loans  and  commercial   mortgages  have
          increased to 31% of the loan portfolio at June 30, 2002 from 21% at March 31, 2000.

     o    Non-performing   loans  and  net  loan   charge-offs   are   virtually
          non-existent.

     YOUR BOARD HAS DEMONSTRATED ITS COMMITMENT TO BUILDING STOCKHOLDER VALUE.

     o    Since 1999, we have repurchased over 18% of our common stock.

     o We have continued to invest in our common stock through the ESOP, which now owns over 12% of the Company's outstanding stock.

     o    We have paid continual quarterly cash dividends since 1996.

                         "NOW IS NOT THE TIME TO SELL!"
                                 ---

     Contrary to PL Capital's assertions, the Board of Directors carefully considered PL Capital's views before taking a position on whether to sell the Company. The Board met with its independent financial advisor, Feldman Financial Advisors, Inc., Washington, D.C., both in July 2001 after PL Capital filed its first 13D and in August 2002 prior to filing preliminary proxy materials.

     At both meetings, Feldman Financial told the Board: "Now is not the time to sell. To sell the Company now would not allow the stockholders to potentially reap the benefits of the hard work of recent years to improve operating results."

     Your Board believes that in an era of more and more big, impersonal banks resulting from the recent merger activity in our market, there is a golden opportunity for a responsive, customer-focused community bank like Central to build market share and increase franchise value. THE COMPANY'S LARGEST
STOCKHOLDERS, JOSEPH DOHERTY AND JOHN DOHERTY WHO TOGETHER OWN 202,205 SHARES, OR OVER 12% OF YOUR COMPANY'S OUTSTANDING STOCK, AGREE THAT INDEPENDENCE IS THE BEST STRATEGY. THE DOHERTYS HAVE DEMONSTRATED THEIR CONFIDENCE IN THE COMPANY'S FUTURE BY ACQUIRING OVER 60,000 SHARES IN THE PAST 2 YEARS.

               YOUR BOARD'S NOMINEES UNDERSTAND COMMUNITY BANKING

      Your Board's nominees have substantial experience in local community banking.

PAUL E. BULMAN

     o    Former President of two Massachusetts community banks
     o    Former Massachusetts Commissioner of Banks, 1983 to 1987
     o Chairman, Policy Holders Protective Committee, Savings Bank Life Insurance Company

JOHN F. GILGUN, JR.

     o    Former Mayor, Woburn, Massachusetts
     o Over 40 years experience in local commercial and residential real estate
     o    Director since 1987

MARAT E. SANTINI

     o    Over  50  years  experience  in  local   commercial,   industrial  and
          residential real estate construction
     o    Director since 1972

     Messrs. Gilgun's and Santini's expertise in local real estate and construction has made them invaluable members of Central Bank's Security Committee, which functions as the Bank's loan approval committee and whose members are required by law to inspect real estate securing loans made by the Bank. Since nearly 80% of Central Bank's assets are invested in real estate related loans and securities, their real estate and construction related experience is truly vital to the success of your Company. Your Board believes that it is due to the efforts of this Committee including Messrs. Santini and Gilgun that the Bank has been able to maintain its extraordinary loan quality with no nonperforming loans as of June 30, 2002.
     --

     YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO COMPLETE, SIGN, DATE AND RETURN MANAGEMENT'S WHITE PROXY CARD, IN ITS POSTAGE-PAID ENVELOPE, VOTING "FOR" ALL OF ITS NOMINEES.

     PLEASE DO NOT RETURN THE GREEN PROXY CARD TO THE PL CAPITAL GROUP.

     IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT THEM TO VOTE YOUR SHARES FOR YOUR COMPANY'S NOMINEES ON THE WHITE PROXY CARD.

                                       Sincerely,

                                       /s/ John D. Doherty

                                       John D. Doherty
                                       President and Chief Executive Officer




                             YOUR VOTE IS IMPORTANT

1. The Board of Directors urges you to DISCARD the GREEN proxy card recently sent to you by the PL Capital Group. A "WITHHOLD AUTHORITY" vote on the PL Capital Group's Green proxy card is NOT a vote for the Board's nominees. To vote FOR your Company's nominees you MUST execute a WHITE proxy card.
2. If you voted on a Green proxy card BUT WISH TO SUPPORT YOUR COMPANY'S NOMINEES, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible.
3. Remember - ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.
4. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Company's nominees on the WHITE proxy card.
5. For assistance in voting your shares, or for further information, please contact our proxy solicitor:


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